UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 21, 2008

SIMCLAR, INC
(Exact name of registrant as specifıed in its charter)

Florida	0-14659	59-1709103
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identifıcation No.)

2230 West 77th Street, Hialeah, Florida	33016
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(305) 556-9210

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Marshall W. Griffin, Jr., Chief Financial Officer, Treasurer and Secretary of Simclar, Inc., resigned from his position as an officer and employee of the Company effective March 21, 2008. At the time of his resignation, Mr. Griffin had no disagreement with the Company on any matter relating to its operations, policies or practices. On March 21, 2008, the Board of Directors of Simclar, Inc. appointed Stephen P. Donnelly as Chief Financial Officer, Treasurer and Secretary to fill the vacancies created by the resignation of Mr. Griffin.

Biographical and Other Information Regarding Mr. Donnelly

Stephen P. Donnelly, age 40, joined Simclar, Inc. (the “Company”) as its Chief Financial Officer, Treasurer and Secretary on March 21, 2008. Mr. Donnelly has served as Group Controller of the Company’s parent corporation, Simclar Group Limited (“Simclar Group”), since March 2007. Prior to accepting his position as Group Controller of Simclar Group, Mr. Donnelly held the position of Finance Director for several subsidiary companies of Simclar Group located in the United Kingdom, United States and China. Mr. Donnelly has previously worked with the Company as executive investigator by appointment of the audit committee in relation to the 2005 restatement exercise, and executive sponsor for the Company’s 2007 Sarbanes Oxley project. Mr. Donnelly is a member of the Institute of Chartered Accountants of Scotland, training with Ernst & Young and holding senior posts with the Energy division of Babcock International PLC, before being appointed as Finance Director of the Fullarton Computer Industries Group, part of the Electronics Division of Laird Group plc, which was acquired by Simclar Group in 2002.

Item 8.01.   Other Events.

On March 27, 2008, the Company issued a press release entitled “Simclar, Inc. Announces Resignation of CFO, and Appointment of New CFO,” in connection with the resignation of Mr. Griffin and the appointment of Mr. Donnelly as its new Chief Financial Officer, Treasurer and Secretary. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit
Number     Exhibit Description

99.1  Press release dated March 27 2008, entitled “Simclar, Inc. Announces Resignation of CFO, and Appointment of New CFO.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Simclar, Inc.

Date: March 27, 2008	By:	/s/ Stephen P. Donnelly
Stephen P. Donnelly, Chief Financial Officer, Treasurer and Secretary